UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014 (December 8, 2014)

ALLEGHENY TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On December 8, 2014, ATI provided notice to affected participants that it would end all salaried retiree life insurance benefits on January 1, 2015, and all remaining salaried retiree medical benefits on January 1, 2016. The salaried retiree medical benefit plan being ended was assumed as part of the 2011 Ladish acquisition. Certain participants in the retiree medical plan will have transition provisions through the end of 2016. These changes do not affect benefits for those employees or retirees covered by collective bargaining contracts or other employment agreements. As a result of these changes to other post-retirement benefits, ATI will recognize approximately $25 million of pre-tax curtailment and settlement gains in the fourth quarter 2014.

Additionally, in the fourth quarter 2014, ATI notified affected employees that it will freeze all future benefit accruals in the ATI Pension Plan, its U.S. qualified defined benefit pension plan, and for executives participating in the Supplemental Pension Plan, effective December 31, 2014. The ATI Pension Plan change affects all employees in this plan other than those in contractual employment arrangements. A consistent defined contribution plan with a base 6.5% company contribution and up to 3% in company matching contributions will provide retirement savings to all affected employees beginning in 2015.

These changes are part of ATI’s ongoing initiatives to create an integrated and aligned business with a consistent health, welfare and retirement benefit structure across its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED
		By:	/s/ Patrick J. DeCourcy
Patrick J. DeCourcy
Senior Vice President, Finance and Chief Financial Officer

Dated:	December 12, 2014